Exhibit 99.1

NEWS RELEASE

Media Contact

Drew Prairie

512-602-4425

drew.prairie@amd.com

Investor Contact

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

AMD Appoints Joseph A. Householder to Board of Directors

SUNNYVALE, Calif. — SEPT. 15, 2014 — AMD (NYSE: AMD) today announced the appointment of Joseph A. Householder, 59, to its board of directors along with positions on the board’s Audit and Finance, and Nominating and Corporate Governance committees. Householder currently serves as executive vice president and chief financial officer of Sempra Energy.

Householder possesses significant financial and operations expertise from his 13 years at Sempra Energy, in addition to former leadership roles at PricewaterhouseCoopers and Unocal Corporation. He currently serves on the board of directors of multiple wholly- or majority-owned subsidiaries of Sempra Energy, including the Southern California Gas Company, San Diego Gas & Electric and Infraestructura Energetica Nova (IEnova), along with holding a position on the board of directors of the not-for-profit San Diego Regional Economic Development Corporation. Additionally, he is a member of the Tax Executives Institute, the American Institute of Certified Public Accountants, the State Bar of California and the American Bar Association.

“Joe’s deep financial knowledge and breadth of management experiences provide vital insights that will further strengthen AMD’s Board,” said Bruce Claflin, AMD’s chairman of the board.

Householder holds a Bachelor of Science degree in Business Administration from the University of Southern California, a Juris Doctor degree from Loyola Law

School and completed the Executive Program at UCLA Anderson School of Management.

About AMD

AMD (NYSE: AMD) designs and integrates technology that powers millions of intelligent devices, including personal computers, tablets, game consoles and cloud servers that define the new era of surround computing. AMD solutions enable people everywhere to realize the full potential of their favorite devices and applications to push the boundaries of what is possible. For more information, visit www.amd.com.

AMD, the AMD Arrow logo and combinations thereof are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.